EXHIBIT 10.4

WALGREENS BOOTS ALLIANCE, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

These materials, which may include descriptions of company stock plans, prospectuses and other information and documents, and the information they contain, are provided by Walgreens Boots Alliance, Inc., not by Fidelity, and are not an offer or solicitation by Fidelity for the purchase of any securities or financial instruments. These materials were prepared by Walgreens Boots Alliance, Inc., which is solely responsible for their contents and for compliance with legal and regulatory requirements. Fidelity is not connected with any offering or acting as an underwriter in connection with any offering of securities or financial instruments of Walgreens Boots Alliance, Inc. Fidelity does not review, approve or endorse the contents of these materials and is not responsible for their content.

WALGREENS BOOTS ALLIANCE, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant Name:

Participant ID:

Grant Date:                             (the "Grant Date")

Units Granted:

Vesting: One third of the Shares Granted vest on each of the first, second and third anniversaries of the Grant Date (the "Vesting Dates")

Acceptance Date:

Electronic Signature:

This document (referred to below as this "Agreement") spells out the terms and conditions of the Restricted Stock Unit Award (the "Award") granted to you by Walgreens Boots Alliance, Inc., a Delaware corporation (the "Company"), pursuant to the Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan (the "Plan") on and as of the Grant Date designated above. Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan. For purposes of this Agreement, "Employer" means the entity (the Company or the Affiliate) that employs you on the applicable date. The Plan, as it may be amended from time to time, is incorporated into this Agreement by this reference.

You and the Company agree as follows:

1. Grant of Restricted Stock Units. Pursuant to the approval and direction of the Compensation and Leadership Performance Committee of the Company's Board of Directors (the "Committee"), the Company hereby grants you the number of Restricted Stock Units specified above (the "Restricted Stock Units"), subject to the terms and conditions of the Plan and this Agreement.

2. Restricted Stock Unit Account and Dividend Equivalents. The Company will maintain an account (the "Account") on its books in your name to reflect the number of Restricted Stock Units awarded to you as well as any additional Restricted Stock Units credited as a result of Dividend Equivalents. The Account will be administered as follows:

(a) The Account is for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company's general assets with respect to such Account.

(b) As of each record date with respect to which a cash dividend is to be paid with respect to shares of Company common stock par value US$.01 per share ("Stock"), the Company will credit your Account with an equivalent amount of Restricted Stock Units determined by dividing the value of the cash dividend that would have been paid on your Restricted Stock Units if they had been shares of Stock, divided by the value of Stock on such date.

(c) If dividends are paid in the form of shares of Stock rather than cash, then your Account will be credited with one additional Restricted Stock Unit for each share of Stock that would have been received as a dividend had your outstanding Restricted Stock Units been shares of Stock.

(d) Additional Restricted Stock Units credited via Dividend Equivalents shall vest or be forfeited at the same time as the Restricted Stock Units to which they relate.

3. Restricted Period. The period prior to the vesting date with respect each Restricted Stock Unit is referred to as the "Restricted Period." Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 4, 5, 6 or 7 of this Agreement, as applicable, your Restricted Stock Units will become vested and be settled as described in Section 8 below, as of the vesting date or dates indicated in the introduction to this Agreement.

4. Disability or Death. If during the Restricted Period you have a Termination of Service by reason of Disability or death, then the Restricted Stock Units will become fully vested as of the date of your Termination of Service and the Vesting Date shall become the date of your Termination of Service. Any Restricted Stock Units becoming vested by reason of your Termination of Service by reason of Disability or death shall be settled as provided in Section 8.

5. Retirement. If during the Restricted Period you have a Termination of Service by reason of Retirement, as reasonably determined and approved by the Committee or its delegates, then, subject to such approval, the number of Restricted Stock Units that become vested by reason of your Retirement will be prorated to reflect the portion of the vesting period during which you remained employed by the Company. For each Vesting Date occurring after such Termination of Service, such prorated portion shall equal the number of Restricted Stock Units scheduled to vest as of that Vesting Date, multiplied by a fraction equal to the number of full months of that portion of the vesting period completed as of your Termination of Service, divided by 12. Any Restricted Stock Units becoming vested by reason of your Retirement shall be settled as provided in Section 8.

6. Termination of Service Following a Change in Control. If during the Restricted Period there is a Change in Control of the Company and within the one-year period thereafter you have a Termination of Service initiated by your Employer other than for Cause (as defined in Section 7), then your Restricted Stock Units shall become fully vested, and they shall be settled in accordance with Section 9. For purposes of this Section 6, a Termination of Service initiated by your Employer shall include a Termination of Employment for Good Reason under - and pursuant to the terms and conditions of – the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan, but only to the extent applicable to you as an eligible participant in such Plan.

7. Other Termination of Service. If during the Restricted Period you have a voluntary or involuntary Termination of Service for any reason other than as set forth in Section 4, 5 or 6 above or Section 9 below, as determined by the Committee, then you shall thereupon forfeit any Restricted Stock Units that are still in a Restricted Period on your termination date. For purposes of this Agreement, "Cause" means any one or more of the following, as determined by the Committee in its sole discretion:

(a) your commission of a felony or any crime of moral turpitude;

(b) your dishonesty or material violation of standards of integrity in the course of fulfilling your duties to the Company or any Affiliate;

(c) your material violation of a material written policy of the Company or any Affiliate violation of which is grounds for immediate termination;

(d) your willful and deliberate failure to perform your duties to the Company or any Affiliate in any material respect, after reasonable notice of such failure and an opportunity to correct it; or

(e) your failure to comply in any material respect with the United States ("U.S.") Foreign Corrupt Practices Act, the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the U.S. Sarbanes-Oxley Act of 2002, the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the U.S. Truth in Negotiations Act, or any rules or regulations thereunder.

8. Settlement of Vested Restricted Stock Units. Subject to the requirements of Section 13 below, as promptly as practicable after the applicable Vesting Date, whether occurring upon your Separation from Service or otherwise, but in no event later than 75 days after the Vesting Date, the Company shall transfer to you one share of Stock for each Restricted Stock Unit becoming vested at such time, net of any applicable tax withholding requirements in accordance with Section 10 below; provided, however, that, if you are a Specified Employee at the time of Separation from Service, then to the extent your Restricted Stock Units are deferred compensation subject to Section 409A of the Code, settlement of which is triggered by your Separation from Service (other than for death), payment shall not be made until the date which is six months after your Separation from Service.

Notwithstanding the foregoing, if you are resident or employed outside of the U.S., the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of:

(a) a cash payment (in an amount equal to the Fair Market Value of the Stock that corresponds with the number of vested Restricted Stock Units) to the extent that settlement in shares of Stock (i) is prohibited under local law, (ii) would require you, the Company or an Affiliate to obtain the approval of any governmental or regulatory body in your country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or an Affiliate or (iv) is administratively burdensome; or

(b) shares of Stock, but require you to sell such shares of Stock immediately or within a specified period following your Termination of Service (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Stock on your behalf).

9. Settlement Following Change in Control. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, fulfill its obligation with respect to all or any portion of the Restricted Stock Units that become vested in accordance with Section 6 above, by:

(a) delivery of (i) the number of shares of Stock that corresponds with the number of Restricted Stock Units that have become vested or (ii) such other ownership interest as such shares of Stock that correspond with the vested Restricted Stock Units may be converted into by virtue of the Change in Control transaction;

(b) payment of cash in an amount equal to the Fair Market Value of the Stock that corresponds with the number of vested Restricted Stock Units at that time; or

(c) delivery of any combination of shares of Stock (or other converted ownership interest) and cash having an aggregate Fair Market Value equal to the Fair Market Value of the Stock that corresponds with the number of Restricted Stock Units that have become vested at that time.

Settlement shall be made as soon as practical after the Restricted Stock Units become fully vested under Section 6, but in no event later than 30 days after such date.

10. Responsibility for Taxes; Tax Withholding.

(a) You acknowledge that, regardless of any action taken by the Company or your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer, if any. You further acknowledge that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any Dividend Equivalents and/or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all Tax-Related Items. In this regard, except as provided below, the Company, your Employer or its agent shall satisfy the obligations with regard to all Tax-Related Items by withholding from the shares of Stock to be delivered upon settlement of the Award that number of shares of Stock having a Fair Market Value equal to the amount required by law to be withheld. For purposes of the foregoing tax withholding, no fractional shares of Stock will be withheld. Notwithstanding the foregoing, if you are a Section 16 officer of the Company under the Exchange Act at the time of any applicable tax withholding event, you may make a cash payment to the Company, your Employer or its agent to cover the Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan. If you are not a Section 16 officer of the Company at the time of any applicable tax withholding event, the Company and/or your Employer may (in its sole discretion) allow you to make a cash payment to the Company, your Employer or its agent to cover such Tax-Related Items.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the shares of Stock to be delivered upon settlement of the Award, for tax purposes, you will be deemed to have been issued the full number of shares of Stock subject to the earned Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue or deliver the shares of Stock (or cash payment) or the proceeds from the sale of shares of Stock if you fail to comply with your obligations in connection with the Tax-Related Items.

11. Nontransferability. During the Restricted Period and thereafter until Stock is transferred to you in settlement thereof, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Stock Units whether voluntarily or involuntarily or by operation of law, other than by beneficiary designation effective upon your death, or by will or by the laws of intestacy.

12. Rights as Shareholder. You shall have no rights as a shareholder of the Company with respect to the Restricted Stock Units until such time as a certificate of stock for the Stock issued in settlement of such Restricted Stock Units has been issued to you or such shares of Stock have been recorded in your name in book entry form. Until that time, you shall not have any voting rights with respect to the Restricted Stock Units. Except as provided in Section 9 above, no adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date on which you become the holder of record thereof. Anything herein to the contrary notwithstanding, if a law or any regulation of the U.S. Securities and Exchange Commission or of any other body having jurisdiction shall require the Company or you to take any action before shares of Stock can be delivered to you hereunder, then the date of delivery of such shares may be delayed accordingly.

13. Securities Laws. If a Registration Statement under the U.S. Securities Act of 1933, as amended, is not in effect with respect to the shares of Stock to be delivered pursuant to this Agreement, you hereby represent that you are acquiring the shares of Stock for investment and with no present intention of selling or transferring them and that you will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Stock may then be listed.

14. Not a Public Offering. If you are resident outside the U.S., the grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (or country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.

15. Insider Trading/Market Abuse Laws. By participating in the Plan, you agree to comply with the Company's policy on insider trading, to the extent that it is applicable to you. You further acknowledge that, depending on your or your broker's country of residence or where the shares of Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock, or rights linked to the value of shares of Stock during such times you are considered to have "inside information" regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees and/or service providers. Any restrictions under these laws and regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and, therefore, you should consult your personal advisor on this matter.

16. Repatriation; Compliance with Law. If you are resident or employed outside the U.S., you agree to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence (and country of employment, if different).

17. No Advice Regarding Grant. No employee of the Company is permitted to advise you regarding your participation in the Plan or your acquisition or sale of the shares of Stock underlying the Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

18. Change in Stock. In the event of any change in Stock, by reason of any stock dividend, recapitalization, reorganization, split-up, merger, consolidation, exchange of shares, or of any similar change affecting the shares of Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.

19. Nature of the Award. In accepting the Award, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and limited in duration, and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time;

(b) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the Award, the number of shares subject to the Award, and the vesting provisions applicable to the Award;

(d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any Affiliate and shall not interfere with the ability of the Company, your Employer or an Affiliate, as applicable, to terminate your employment or service relationship;

(e) you are voluntarily participating in the Plan;

(f) the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;

(g) the Award, the shares of Stock subject to the Award and the income and value of the same, is an extraordinary item of compensation outside the scope of your employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, your Employer or any Affiliate;

(h) the future value of the shares of Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(i) unless otherwise determined by the Committee in its sole discretion, a Termination of Service shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, your Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k) unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock of the Company; and

(l) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement of the Award.

20. Committee Authority; Recoupment. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recoupment policy, all of which shall be binding upon you and any claimant. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

21. Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company's grant of the Restricted Stock Units and your participation in the Plan. The collection, processing and transfer of personal data is necessary for the Company's administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein:

(a) The Company and your Employer hold certain personal information about you, specifically: your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Data may be provided by you or collected, where lawful, from the Company, its Affiliates and/or third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (or country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

(b) The Company and your Employer will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or your Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, as may be required for the administration of the Plan and/or the subsequent holding of the shares of Stock on your behalf, to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

(c) You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (v) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which case, your Restricted Stock Units will become null and void). You may seek to exercise these rights by contacting your Human Resources manager or the Company's Human Resources Department, who may direct the matter to the applicable Company privacy official.

22. Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in the addendum to the Agreement, attached hereto as Exhibit A (the "Addendum"). Further, if you transfer your residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum shall constitute part of this Agreement.

23. Additional Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units, any shares of Stock acquired pursuant to the Restricted Stock Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

24. Amendment or Modification, Waiver. Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless the amendment or waiver is agreed to in writing, signed by you and by a duly authorized officer of the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

25. Electronic Delivery. The Company may, in its sole discretion, deliver by electronic means any documents related to the Award or your future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26. Governing Law and Jurisdiction. This Agreement is governed by the substantive and procedural laws of the state of Illinois. You and the Company shall submit to the exclusive jurisdiction of, and venue in, the courts in Illinois in any dispute relating to this Agreement without regard to any choice of law rules thereof which might apply the laws of any other jurisdictions.

27. English Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. You further acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement, the Plan and any other documents related to the Award. If you have received this Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

28. Conformity with Applicable Law. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

29. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder.

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This Agreement contains highly sensitive and confidential information. Please handle it accordingly.

Please read the attached Exhibit A. Once you have read and understood this Agreement and Exhibit A, please click the acceptance box to certify and confirm your agreement to be bound by the terms and conditions of this Agreement and Exhibit A, as applicable, and to acknowledge your receipt of the Prospectus, the Plan and this Agreement and your acceptance of the terms and conditions of the Award granted hereunder.

EXHIBIT A

ADDENDUM TO THE
WALGREENS BOOTS ALLIANCE, INC. 2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

In addition to the terms of the Plan and the Agreement, the Award is subject to the following additional terms and conditions to the extent you reside and/or are employed in one of the countries addressed herein. Pursuant to Section 23 of the Agreement, if you transfer your residence and/or employment to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate your transfer). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

EUROPEAN UNION ("EU") / EUROPEAN ECONOMIC AREA ("EEA") / SWITZERLAND / THE UNITED KINGDOM

Personal Data. The following provision replaces Section 19 of the Agreement in its entirety:

The Company, with its registered address at 108 Wilmot Road, Deerfield, Illinois 60015, U.S.A. is the controller responsible for the processing of your personal data by the Company and the third parties noted below.

(a) Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personal information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering awards; specifically: your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all Restricted Stock Units, any entitlement to shares of Stock awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer ("Personal Data"). In granting the Restricted Stock Units under the Plan, the Company will collect, process, use, disclose and transfer (collectively, "Processing") Personal Data for purposes of implementing, administering and managing the Plan. The Company's legal basis for the Processing of Personal Data is the Company's legitimate business interests of managing the Plan, administering employee awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the Agreement and the Plan. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the Restricted Stock Units, you voluntarily acknowledge the Processing of your Personal Data as described herein.

(b) Stock Plan Administration Service Provider. The Company may transfer Personal Data to Fidelity Stock Plan Services, LLC ("Fidelity"), an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner.

The Company's service provider will open an account for you to receive and trade shares of Stock pursuant to the Restricted Stock Units. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving your Personal Data, if applicable, Fidelity provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, you understand that the service provider will Process your Personal Data for the purposes of implementing, administering and managing your participation in the Plan.

(c) International Data Transfers. The Company is based in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States. When transferring your Personal Data to the United States, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses, and other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with Fidelity or the Company by contacting your Human Resources manager or the Company's Human Resources Department.

(d) Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company's legal basis would be for compliance with relevant laws or regulations.

(e) Data Subject Rights. To the extent provided by law, you have the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your Human Resources manager or the Company's Human Resources Department. You also have the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting your Human Resources manager or the Company's Human Resources Department in writing. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Restricted Stock Units, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, you may contact your Human Resources manager or the Company's Human Resources Department in writing. You may also have the right to lodge a complaint with the relevant data protection supervisory authority.

CHILE

Private Placement. The following provision shall replace Section 14 of the Agreement:

The grant of the Restricted Stock Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the Grant Date, and this offer conforms to general ruling no. 336 of the Chilean Commission for the Financial Market;
b)	The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;
c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, since such securities are not registered with the Chilean Commission for the Financial Market; and
d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.
a)	La fecha de inicio de la oferta será el de la fecha de otorgamiento y esta oferta se acoge a la norma de carácter general n° 336 de la Comisión para el Mercado Financiero en Chile;
b)	La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero en Chile, por lo que tales valores no están sujetos a la fiscalización de ésta;
c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y
d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente

CHINA

No country-specific provisions.

FRANCE

1. Nature of Grant. The Restricted Stock Units are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. of the French commercial code.

2. Use of English Language. You acknowledge that it is your express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez avoir expressément exigé la rédaction en anglais de la présente Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relatifs à, ou suite à, la présente Convention.

GERMANY

No country-specific provisions.

HONG KONG

1. Form of Payment. Notwithstanding any provision in the Agreement or Plan to the contrary, the Restricted Stock Units shall be settled only in Shares (and not in cash).

2. IMPORTANT NOTICE. WARNING: The contents of the Agreement, this Addendum, the Plan, the Plan prospectus, the Plan administrative rules and all other materials pertaining to the Restricted Stock Units and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice. Neither the grant of the Restricted Stock Units nor the issuance of the shares of Stock upon settlement of the Restricted Stock Units constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Affiliates. The Agreement, including this Addendum, the Plan and other incidental communication materials distributed in connection with the Restricted Stock Units (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person.

3. Wages. The Restricted Stock Units and shares of Stock subject to the Restricted Stock Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

IRELAND

No country-specific provisions.

ITALY

Plan Acknowledgment. In accepting the Restricted Stock Units, you acknowledge that a copy of the Plan was made available to you, and you have reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understand and accept all provisions of the Plan, the Agreement and the Addendum.

You further acknowledge that you have read and specifically approve the following provisions in the Agreement: Section 3: Restricted Period (terms of lapse of restrictions on Restricted Stock Units); Section 4: Disability or Death (terms of payment of Restricted Stock Units upon a Termination of Service by reason of Disability or death); Section 5: Retirement (terms of payment of Restricted Stock Units upon a Termination of Service by reason of retirement); Section 6: Termination of Service Following a Change in Control (terms of payment of Restricted Stock Units in the event of a Termination of Service following a Change in Control); Section 7: Other Termination of Service (forfeiture of Restricted Stock Units in other cases of Termination of Service); Section 10(a): Responsibility for Taxes; Tax Withholding (liability for all Tax-Related Items related to the Restricted Stock Units and legally applicable to the participant); Section 11: Nontransferability (Restricted Stock Units shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated); Section 18: Change in Stock (right of the Company to equitably adjust the number of Restricted Stock Units subject to this Agreement in the event of any change in Stock); Section 19(j): Nature of the Award (waive any claim or entitlement to compensation or damages arising from forfeiture of the Restricted Stock Units resulting from a Termination of Service); Section 19(l): Nature of the Award (the Company is not liable for any foreign exchange rate fluctuation impacting the value of the Restricted Stock Units); Section 20: Committee Authority; Recoupment (right of the Committee to administer, construe, and make all determinations necessary or appropriate for the administration of the Restricted Stock Units and this Agreement, including the enforcement of any recoupment policy); Section 21: Non-Competition, Non-Solicitation and Confidentiality (the receipt of the Award is conditioned upon agreement to the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A); Section 23: Addendum to Agreement (the Restricted Stock Units are subject to the terms of the Addendum); Section 24: Additional Requirements (Company right to impose additional requirements on the Restricted Stock Units in case such requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate operation and administration of the Restricted Stock Units and the Plan); Section 26: Electronic Delivery (Company may deliver documents related to the Award or Plan electronically); Section 27: Governing Law and Jurisdiction (Agreement is governed by Illinois law without regard to any choice of law rules thereof; agreement to exclusive jurisdiction of Illinois courts); Section 28: English Language (documents will be drawn up in English; if a translation is provided, the English version controls); and the provision titled “Personal Data” under the heading "European Union (‘EU’) / European Economic Area (‘EEA’) / Switzerland / the United Kingdom", included in this Addendum.

MEXICO

1. Commercial Relationship. You expressly recognize that your participation in the Plan and the Company's grant of the Restricted Stock Units does not constitute an employment relationship between you and the Company. You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Affiliate in Mexico that employs you ("WBA Mexico"), and WBA Mexico is your sole employer. Based on the foregoing, you expressly recognize that (a) the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and WBA Mexico, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by WBA Mexico, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with WBA Mexico.

2. Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum. As such, you acknowledge and agree that the Company, in its sole discretion, may amend and/or discontinue your participation in the Plan at any time and without any liability. The Award, the shares of Stock subject to the Award and the income and value of the same is an extraordinary item of compensation outside the scope of your employment contract, if any, and is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of WBA Mexico.

MONACO

Use of English Language. You acknowledge that it is your express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez avoir expressément exigé la rédaction en anglais de la présente Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relatifs à, ou suite à, la présente Convention.

NETHERLANDS

Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of your Termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.

NORWAY

No country-specific provisions.

ROMANIA

Voluntary Termination of Service. For the sake of clarity, a voluntary Termination of Service shall include the situation where your employment contract is terminated by operation of law on the date you reach the standard retirement age and have completed the minimum contribution record for receipt of state retirement pension or the relevant authorities award you an early-retirement pension of any type.

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement:

In accepting the Award, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the shares of Stock acquired upon settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Award shall be null and void.

Further, you understand and agree that the vesting of the Restricted Stock Units is expressly conditioned on your continued and active rendering of service, such that upon a Termination of Service, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of your Termination of Service (unless otherwise specifically provided in Section 4, 5 or 6 of the Agreement). This will be the case, for example, even if (a) you are considered to be unfairly dismissed without good cause; (b) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) you terminate service due to a change of work location, duties or any other employment or contractual condition, (d) you terminate service due to a unilateral breach of contract by the Company or an Affiliate. Consequently, upon a Termination of Service for any of the above reasons, you may automatically lose any rights to Restricted Stock Units that were not vested as of the date of your Termination of Service, as described in the Plan and Agreement.

You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a Termination of Service on your Award.

2. Termination for Cause. "Cause" shall be defined as indicated in Section 7 of the Agreement, irrespective of whether the termination is or is not considered a fair termination (i.e., "despido procedente") under Spanish legislation.

3. No Public Offering. No "offer of securities to the public," within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Restricted Stock Units. The Plan, the Agreement (including this Addendum) and any other documents evidencing the grant of the Restricted Stock Units have not, nor will they be registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator) and none of those documents constitute a public offering prospectus.

SWITZERLAND

Securities Law Notification. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus according to article 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, or approved or supervised by, any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

THAILAND

No country-specific provisions.

TURKEY

Securities Law Notification. The sale of shares of Stock acquired under the Plan is not permitted within Turkey. The sale of shares of Stock acquired under the Plan must occur outside of Turkey. The shares of Stock are currently traded on the Nasdaq Stock Market under the ticker symbol "WBA" and shares of Stock may be sold on this exchange.

UNITED KINGDOM

1. Indemnification for Tax-Related Items. Without limitation to Section 10 of the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, your Employer or by Her Majesty's Revenue & Customs ("HMRC") (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or your Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or your Employer may recover from you at any time thereafter by any of the means referred to in Section 10 of the Agreement.

2. Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of your Termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of the Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.

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By clicking the acceptance box for this grant agreement, I acknowledge receipt of the Restricted Stock Unit Award Agreement to which this Addendum is attached as Exhibit A, and I agree to the terms and conditions expressed in this Addendum.